Consent of a Director Nominee

In connection with the filing by Psly.com, Inc. of a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Psly.com, Inc. in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: August 23, 2022

/s/ Matt Thelen
Name: Matt Thelen